Exhibit 99.1

FINAL: FOR RELEASE

NEW YORK & COMPANY, INC. ANNOUNCES 2017 SECOND QUARTER RESULTS AND INTRODUCES Q3 GUIDANCE

~ Highest Second Quarter Operating Income Since 2008 ~

~ GAAP Operating Income of $5.2 Million Improving by $3.8 Million Compared to Last Year ~

~ Gross Profit Margin Improves by 180 Basis Points to Highest Level Since 2005 ~

New York, New York — August 17, 2017 — New York & Company, Inc. [NYSE:NWY], a specialty women’s apparel chain with 460 retail stores, today announced results for the second quarter ended July 29, 2017.

Gregory Scott, New York & Company’s CEO stated: “We are pleased to report better-than-expected second quarter results reflecting a significant increase in both operating income and diluted earnings per share as compared to the fiscal 2016 second quarter.  The quarter marked our highest gross margin and operating income since second quarter 2005 and 2008, respectively. We also made progress on our profit improvement objectives which resulted in lower product costs, reductions in occupancy costs, decreases in buying expenses, savings in selling, general and administrative expenses, all while advancing our omni-channel and loyalty initiatives.”

“Most notably in the quarter was the significant improvement in the traffic trends to our NY&CO brick-and-mortar stores, which we attribute to the success of our product and marketing including the launch of Gabrielle Union for 7th Avenue and the continued growth in our Eva Mendes Collection,” continued Mr. Scott. “The quarter also saw the launch of our new private label credit card program, which we expect to lead to increases in consumer loyalty and shopping visits over time. While comparable sales were down slightly, we were pleased to experience continued growth in eCommerce, which increased by a double-digit percentage. In addition, we believe we are positioned well at the start of the third quarter, and we are optimistic that the implementation of our strategies will lead to sustainable long-term sales and profit growth and increased value for our shareholders.”

Second Quarter Fiscal Year 2017 Results (13-weeks ended July 29, 2017 compared to the 13-weeks ended July 30, 2016):

•                  Net sales were $224.1 million, decreasing 3.7% as compared to $232.8 million in the prior year, reflecting growth in eCommerce, offset by the impact of a lower store count (460 this year versus 486 last year) and decreased comparable store sales.

•                  Comparable store sales decreased 1.1%, reflecting double-digit percentage growth in eCommerce offset by decreases in comparable store sales in brick-and-mortar stores.

•                  Gross profit as a percentage of net sales increased 180 basis points to 30.6% versus 28.8% for the fiscal year 2016 second quarter, reflecting the highest gross margin rate achieved in the second quarter since 2005. The increase during the quarter reflects a 30 basis point increase in merchandise margin and a 150 basis point improvement in the leverage of buying and occupancy expenses.

The 30 basis point improvement in merchandise margin was driven by a 100 basis point increase in product margin partially offset by a 70 basis point impact of a $1.4 million increase in shipping costs associated with the growing eCommerce business. The 100 basis point increase in product margin resulted from a $3.5 million increase in royalties under the new private label credit card agreement which contributed to a 70 basis point improvement combined with a 30 basis point improvement in product costs. For the period, royalties under the new private label credit card agreement increased to $6.0 million from $2.5 million in the prior year second quarter.

During the quarter, the Company reduced buying and occupancy costs by $5.3 million, as compared to the second quarter of the prior year, leading to a 150 basis points improvement in the leverage of these expenses despite lower sales.

•                  Selling, general and administrative expenses were $63.4 million, as compared to $65.7 million in the prior year period; however, included several items which affected comparability as follows:

(Amounts in millions)	Three months ended July 29, 2017	Three months ended July 30, 2016
GAAP selling, general and administrative expenses	$63.4	$65.7

Add back: non-operating benefit	1.7	—

Non-GAAP selling, general and administrative expenses	65.1	65.7

Add back: ADS marketing credits replaced with royalty fees reported in net sales	—	1.4

Non-GAAP adjusted selling, general and administrative expenses	$65.1	$67.1

Non-Operating Benefit: During the quarter the company recorded a non-operating benefit of $1.7 million, which represents the partial reversal of a legal reserve established for an alleged trademark infringement matter, partially offset by charges for strategic consulting services and executive management change costs. The prior year’s second quarter selling, general and administrative expenses did not include any non-operating adjustments.

ADS Marketing Credits in Prior Year: The prior year’s expenses included marketing credits under the private label credit card agreement, which reduced the marketing expense by $1.4 million. These credits do not exist under the new agreement but have been replaced with royalty revenues.

Excluding the impact of the non-operating benefit and changes in the classification of benefits received under the ADS private label credit card agreement, non-GAAP adjusted selling, general and administrative expenses have decreased by $2.0 million to $65.1 million, which is significantly below the Company’s prior guidance, representing reductions in store selling expenses due to a lower store count, a reduction in payroll costs, a decrease in stock-based compensation and insurance costs due to favorable claims, partially offset by an increase in eCommerce fulfillment costs.

•                  GAAP operating income improved significantly to $5.2 million, as compared to $1.3 million, in the prior year’s second quarter. Excluding a $1.7 million net non-operating benefit, non-GAAP adjusted operating income in the current year’s second quarter was $3.5 million. There were no non-operating adjustments during the three months ended July 30, 2016.

•                  GAAP net income for the second quarter of fiscal year 2017 was $4.8 million, or earnings of $0.08 per diluted share. This compares to the prior year’s GAAP net income of $0.9 million, or earnings of $0.01 per diluted share. Excluding the net benefit of $1.7 million of non-operating adjustments, the current year’s second quarter non-GAAP adjusted net income was $3.1 million, or earnings of $0.05 per diluted share.

Please refer to the “Reconciliation of GAAP to Non-GAAP Financial Measures” in Exhibit 5 of this press release, which delineates the non-operating adjustments for the three and six months ended July 29, 2017. There were no non-operating adjustments during the three and six months ended July 30, 2016. GAAP is defined as Generally Accepted Accounting Principles.

•                  Total quarter-end inventory decreased 0.9%, as compared to the end of last year’s second quarter, due to the lower store count combined with decreased levels of in-store inventory, partially offset by higher levels of inventory in-transit and increased levels of eCommerce inventory.

•                  Capital expenditures for the second quarter of fiscal year 2017 were $2.6 million, as compared to $7.4 million in last year’s second quarter, primarily reflecting investments for two new stores with short-term leases under attractive terms, investments to refresh existing real estate, and investments in the Company’s information technology infrastructure to support its growing omni-channel business.

•                  The Company opened 1 New York & Company store and 2 new Outlet stores, refreshed 3 New York & Company stores, and closed 6 New York & Company stores, ending the first quarter with 460 stores, including 125 Outlet stores and 2.3 million selling square feet in operation.

•                  The Company ended the quarter with $76.0 million of cash on-hand, representing a $12.2 million increase to the prior year’s second quarter ending cash balance of $63.8 million. The cash on-hand balance of $76.0 million represents approximately $1.19 in cash per share and approximately $1.01 in cash per share, net of debt. The Company had no outstanding borrowings under its revolving credit facility.

Share Repurchase Activity:

•                  During the second quarter, the Company repurchased 136,030 shares of its common stock and has repurchased a total of 831,199 shares under its existing share repurchase program. As of the end of the second quarter, the Company had approximately $3.3 million of total availability remaining under the Company’s share repurchase program. Any future share repurchases are expected to be funded using the Company’s available cash.

Outlook:

Regarding expectations for the third quarter of fiscal year 2017, the Company is providing the following guidance:

•                  Net sales and comparable store sales are expected to be approximately flat.

•                  Gross margin is expected to be up approximately 150 basis points to 200 basis points from the prior year’s third quarter rate reflecting continued benefits from Project Excellence through increased royalties, reductions in product costs, agent expenses and occupancy costs, partially offset by increased shipping costs associated with the significant growth in the omni-channel business.

•                  Selling, general and administrative expenses are expected to increase $2 million to $3 million as compared to the prior year’s third quarter, driven by the elimination of marketing credits earned under the old private label credit card agreement which have been replaced by royalty payments under the new agreement and reported as revenue, increased eCommerce fulfillment costs due to the expected increase in sales, anticipated increases in variable compensation programs, which are based upon annual profits, and investment in marketing, including increases in digital marketing,  private label credit card marketing, and celebrity collaborations, in an effort to increase sales.

•                  For the third quarter of fiscal year 2017, operating results are expected to be approximately breakeven to a loss of $1.0 million, as compared to an operating loss of $2.1 million in the prior year’s third quarter.

Additional Outlook:

•                  Total inventory at the end of the third quarter is expected to increase in the low to mid-single-digit percentage over the prior year third quarter largely reflecting increases in eCommerce inventory and in-transit inventory. In-store inventory is expected to be approximately flat.

•                  The Company continues to be very aggressive in its rationalization of its real estate portfolio in an effort to reduce occupancy costs and maximize profitability per selling square foot. These efforts include maintaining a highly flexible real estate portfolio with 261 stores, or 57% of its leases expiring before fiscal year end 2018, and 306 stores, or more than 67%, expiring before fiscal year end 2019.

•                  Capital expenditures for the third quarter of fiscal year 2017 are projected to be between $6 million and $8 million, as compared to $4.1 million of capital expenditures in the third quarter of last year.

•                  Depreciation expense for the third quarter of fiscal year 2017 is estimated to be approximately $6 million.

•                  During the third quarter, the Company expects to open 2 New York & Company stores under short-term flexible leases, refresh 5 New York & Company stores, and close 2 New York & Company stores, ending the third quarter of fiscal year 2017 with 460 stores, including 125 Outlet stores.

Comparable Store Sales:

A store is included in the comparable store sales calculation after it has completed 13 full fiscal months of operations from the store’s opening date or once it has been reopened after remodeling if the gross square footage did not change by more than 20%. Sales from the Company’s eCommerce store and private label credit card royalties and related revenue are included in comparable store sales.

Conference Call Information

A conference call to discuss second quarter of fiscal year 2017 results is scheduled for today, Thursday, August 17, 2017 at 4:30 p.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial (877) 604-9673 and reference conference ID number 1010688 approximately ten minutes prior to the start of the call. The conference call will also be web-cast live at www.nyandcompany.com. A replay of this call will be available at 7:30 p.m. Eastern Time on August 17, 2017 until 11:59 p.m. Eastern Time on August 24, 2017 and can be accessed by dialing (844) 512-2921 and entering conference ID number 1010688.

About New York & Company

New York & Company, Inc. is an omni-channel women’s fashion retailer designing on-trend and versatile collections at a great value. The specialty retailer, first incorporated in 1918, has grown to now operate 460 retail and outlet locations in 39 states while also growing a substantial eCommerce business. Its branded merchandise, including collaborations with Eva Mendes and Gabrielle Union, is sold exclusively at these locations and online at www.nyandcompany.com. Additionally, certain product, press release and SEC filing information concerning the Company are available at the Company’s website: www.nyandcompany.com.

Investor/Media Contact:

ICR, Inc.

(203) 682-8200

Investor: Allison Malkin

Forward-looking Statements

This press release contains certain forward-looking statements, including statements made within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Some of these statements can be identified by terms and phrases such as “expect,” “anticipate,” “believe,” “intend,” “estimate,” “continue,” “could,” “may,” “plan,” “project,” “predict,” and similar expressions and references to assumptions that the Company believes are reasonable and relate to its future prospects, developments and business strategies. Such statements, including information under “Outlook” and “Additional Outlook” above, are subject to various risks and uncertainties that could cause actual results to differ materially. These include, but are not limited to: (i) the Company’s dependence on mall traffic for its sales and the continued reduction in the volume of mall traffic; (ii) the Company’s ability to anticipate and respond to fashion trends; (iii) the impact of general economic conditions and their effect on consumer confidence and spending patterns; (iv) changes in the cost of raw materials, distribution services or labor; (v) the potential for economic conditions to negatively impact the Company’s merchandise vendors and their ability to deliver products; (vi) the Company’s ability to open and operate stores successfully; (vii) seasonal fluctuations in the Company’s business; (viii) competition in the Company’s market, including promotional and pricing competition; (ix) the Company’s ability to retain, recruit and train key personnel; (x) the Company’s reliance on third parties to manage some aspects of its business; (xi) the Company’s reliance on foreign sources of production; (xii) the Company’s ability to protect its trademarks and other intellectual property rights; (xiii) the Company’s ability to maintain, and its reliance on, its information technology infrastructure; (xiv) the effects of government regulation; (xv) the control of the Company by its sponsors and any potential change of ownership of those sponsors; and (xvi) other risks and uncertainties as described in the Company’s documents filed with the SEC, including its most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. The Company undertakes no obligation to revise the forward-looking statements included in this press release to reflect any future events or circumstances.

Exhibit (1)

New York & Company, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

(Amounts in thousands, except per share amounts)	Three months ended July 29, 2017	% of net sales	Three months ended July 30, 2016	% of net sales
Net sales	$224,116	100.0%	$232,819	100.0%

Cost of goods sold, buying and occupancy costs	155,555	69.4%	165,769	71.2%

Gross profit	68,561	30.6%	67,050	28.8%

Selling, general and administrative expenses	63,405	28.3%	65,710	28.2%

Operating income	5,156	2.3%	1,340	0.6%

Interest expense, net of interest income	238	0.1%	308	0.2%

Income before income taxes	4,918	2.2%	1,032	0.4%

Provision for income taxes	95	—%	87	—%

Net income	$4,823	2.2%	$945	0.4%

Basic earnings per share	$0.08		$0.01

Diluted earnings per share	$0.08		$0.01

Weighted average shares outstanding:
Basic shares of common stock	63,216		63,461
Diluted shares of common stock	63,664		63,936

Selected operating data:

(Dollars in thousands, except square foot data)
Comparable store sales (decrease) increase	(1.1)%	0.3%
Net sales per average selling square foot (a)	$97	$93
Net sales per average store (b)	$486	$477
Average selling square footage per store (c)	5,028	5,120
Ending store count	460	486

(a)  Net sales per average selling square foot is defined as net sales divided by the average of beginning and monthly end of period selling square feet.

(b)  Net sales per average store is defined as net sales divided by the average of beginning and monthly end of period number of stores.

(c)  Average selling square footage per store is defined as end of period selling square feet divided by end of period number of stores.

Exhibit (2)

New York & Company, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

(Amounts in thousands, except per share amounts)	Six months ended July 29, 2017	% of net sales	Six months ended July 30, 2016	% of net sales
Net sales	$433,973	100.0%	$448,857	100.0%

Cost of goods sold, buying and occupancy costs	300,990	69.4%	321,920	71.7%

Gross profit	132,983	30.6%	126,937	28.3%

Selling, general and administrative expenses	131,679	30.3%	130,995	29.2%

Operating income (loss)	1,304	0.3%	(4,058)	(0.9)%

Interest expense, net of interest income	517	0.1%	605	0.2%

Income (loss) before income taxes	787	0.2%	(4,663)	(1.1)%

Provision for income taxes	211	0.1%	108	—%

Net income (loss)	$576	0.1%	$(4,771)	(1.1)%

Basic earnings (loss) per share	$0.01		$(0.08)

Diluted earnings (loss) per share	$0.01		$(0.08)

Weighted average shares outstanding:
Basic shares of common stock	63,199		63,369
Diluted shares of common stock	63,713		63,369

Selected operating data:

(Dollars in thousands, except square foot data)
Comparable store sales decrease	(0.9)%	(0.9)%
Net sales per average selling square foot (a)	$186	$180
Net sales per average store (b)	$939	$920
Average selling square footage per store (c)	5,028	5,120

(a)  Net sales per average selling square foot is defined as net sales divided by the average of beginning and monthly end of period selling square feet.

(b)  Net sales per average store is defined as net sales divided by the average of beginning and monthly end of period number of stores.

(c)  Average selling square footage per store is defined as end of period selling square feet divided by end of period number of stores.

Exhibit (3)

New York & Company, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

(Amounts in thousands)	July 29, 2017	January 28, 2017*	July 30, 2016
	(Unaudited)		(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$75,973	$88,369	$63,798
Accounts receivable	15,646	11,837	37,394
Income taxes receivable	115	144	47
Inventories, net	82,814	78,044	83,585
Prepaid expenses	18,524	18,746	19,519
Other current assets	1,731	824	899
Total current assets	194,803	197,964	205,242

Property and equipment, net	80,976	87,070	89,315
Intangible assets	14,879	14,879	14,879
Other assets	1,550	1,675	2,046
Total assets	$292,208	$301,588	$311,482
Liabilities and stockholders’ equity
Current liabilities:
Current portion—long-term debt	$841	$841	$841
Accounts payable	72,120	68,068	75,553
Accrued expenses	59,210	69,294	55,549
Income taxes payable	—	174	109
Total current liabilities	132,171	138,377	132,052

Long-term debt, net of current portion	11,064	11,485	11,905
Deferred rent	28,729	30,039	32,306
Other liabilities	39,930	42,518	43,933
Total liabilities	211,894	222,419	220,196

Total stockholders’ equity	80,314	79,169	91,286
Total liabilities and stockholders’ equity	$292,208	$301,588	$311,482

*           Derived from the audited consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 28, 2017.

Exhibit (4)

New York & Company, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows

(Unaudited)

(Amounts in thousands)	Six months ended July 29, 2017	Six months ended July 30, 2016

Operating activities
Net income (loss)	$576	$(4,771)
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Depreciation and amortization	11,091	11,326
Loss from impairment charges	532	—
Amortization of deferred financing costs	94	94
Share-based compensation expense	982	2,070
Changes in operating assets and liabilities:
Accounts receivable	(3,809)	(29,186)
Income taxes receivable	29	—
Inventories, net	(4,770)	4,192
Prepaid expenses	222	(77)
Accounts payable	4,052	(6,672)
Accrued expenses	(10,269)	2,578
Income taxes payable	(174)	(130)
Deferred rent	(1,310)	(2,045)
Other assets and liabilities	(3,012)	35,116
Net cash (used in) provided by operating activities	(5,766)	12,495

Investing activities
Capital expenditures	(4,711)	(9,235)
Net cash used in investing activities	(4,711)	(9,235)

Financing activities
Repayment of long-term debt	(500)	(500)
Principal payments on capital lease obligations	(821)	(423)
Repurchase of treasury stock	(557)	—
Shares withheld for payment of employee payroll taxes	(41)	(91)
Proceeds from exercise of stock options	—	120
Net cash used in financing activities	(1,919)	(894)

Net (decrease) increase in cash and cash equivalents	(12,396)	2,366
Cash and cash equivalents at beginning of period	88,369	61,432
Cash and cash equivalents at end of period	$75,973	$63,798
Non-cash capital lease transactions	$818	$2,575

Exhibit (5)

New York & Company, Inc. and Subsidiaries
Reconciliation of GAAP to Non-GAAP Financial Measures

(Unaudited)

A reconciliation of the Company’s GAAP to non-GAAP financial statement information for the three and six months ended July 29, 2017 is indicated below. There were no non-GAAP adjustments for the three and six months ended July 30, 2016. This information reflects, on a non-GAAP basis, the Company’s adjusted operating results after excluding certain non-operating adjustments. This non-GAAP financial information is provided to enhance the user’s overall understanding of the Company’s current financial performance. Specifically, the Company believes the non-GAAP adjusted results provide useful information to both management and investors by excluding expenses and credits that the Company believes are not indicative of the Company’s continuing operating results. The non-GAAP financial information should be considered in addition to, not as a substitute for or as being superior to, measures of financial performance prepared in accordance with GAAP.

	Three months ended July 29, 2017
(Amounts in thousands, except per share amounts)	Cost of goods sold, buying and occupancy costs	Gross profit	Selling, general and administrative expenses	Operating income	Net income	Earnings per diluted share
GAAP as reported	$155,555	$68,561	$63,405	$5,156	$4,823	$0.08
Adjustments affecting comparability
Consulting expense	—	—	519	519	519
Certain executive relocation expense	—	—	401	401	401
Legal settlement fees net accrual reversal (trademark infringement case)	—	—	(2,623)	(2,623)	(2,623)
Total adjustments (1)	—	—	(1,703)	(1,703)	(1,703)	(0.03)
Non-GAAP as adjusted	$155,555	$68,561	$65,108	$3,453	$3,120	$0.05

	Six months ended July 29, 2017
(Amounts in thousands, except per share amounts)	Cost of goods sold, buying and occupancy costs	Gross profit	Selling, general and administrative expenses	Operating income	Net income	Earnings per diluted share
GAAP as reported	$300,990	$132,983	$131,679	$1,304	$576	$0.01
Adjustments affecting comparability
Certain severance expenses	548	548	—	548	548
Consulting expense	—	—	1,081	1,081	1,081
Certain executive relocation expense	—	—	401	401	401
Legal settlement fees net accrual reversal (trademark infringement case)	—	—	(2,153)	(2,153)	(2,153)
Total adjustments (1)	548	548	(671)	(123)	(123)	(0.00)
Non-GAAP as adjusted	$300,442	$133,531	$132,350	$1,181	$453	$0.01

(1)  The tax effect of $1.7 million and $0.1 million of non-operating adjustments during the three and six months ended July 29, 2017, respectively, is offset by a full valuation allowance against deferred tax assets.